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                               DRUG EMPORIUM, INC.
                        COMPUTATION OF EARNINGS PER SHARE

                                 - Exhibit 11 -

                                                              Three Months Ended              Nine Months Ended
                                                           November 30,  November 25,       November 30,   November 25,
                                                              1996          1995                1996          1995
                                                              ----          ----                ----          ----
                                                                              (Unaudited)
                                                                 (In thousands, except per share data)
Primary:
   Weighted average number of
   common shares outstanding.......................          13,153        13,183              13,174         13,182

   Net effect of dilutive stock
   options -- based on treasury
   stock method using estimated
   average market price............................             (a)           (a)                 (a)            (a)
                                                             ------        ------              ------         ------
   Weighted average common and
   common equivalent shares........................          13,153        13,183              13,174         13,182
                                                             ======        ======              ======         ======
   Net income .....................................            $271          $347              $1,022         $1,302
                                                             ======        ======              ======         ======
   Net income per common and com
   mon equivalent share............................           $0.02         $0.03               $0.08          $0.10
                                                             ======        ======              ======         ======

Fully Diluted:
   Weighted average number of
   common shares outstanding.......................          13,153        13,183              13,174         13,182

   Net effect of dilutive stock
   options -- based on treasury
   stock method using closing
   market price....................................             (a)           (a)                 (a)            (a)
                                                             ------        ------              ------         ------
   Fully diluted shares............................          13,153        13,183              13,174         13,182
                                                             ======        ======              ======         ======
   Net income .....................................            $271          $347              $1,022         $1,302
                                                             ======        ======              ======         ======
   Net income per common share
   assuming full dilution..........................           $0.02         $0.03               $0.08          $0.10
                                                             ======        ======              ======         ======


(a) Excluded as amounts are antidilutive.
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